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                                                                   Exhibit 10.13

December 31, 2003

James R. Lavellle
[Home address]

Re: Special Bonus
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Dear Jim:

This letter will confirm our agreement concerning the payment to you of a special bonus for your efforts related to the Company's acquisition of On-Site Media, Inc. ("On-Site").

In connection with the signing of a definitive agreement relating to the acquisition of On-Site on November 25, 2003 (the "Merger Agreement"), you will be paid a bonus equal to $354,817, plus a tax-gross up payment equal to $243,702. Immediately following the closing of the transactions contemplated by the Merger Agreement, you will be paid an additional bonus of $364,527, plus a tax-gross up payment of $275,069, in each case subject to applicable withholding taxes. You will not be entitled to the payments referred to in the preceding sentence if (i) the closing does not occur for any reason, or (ii) prior to the closing, your employment with the Company terminates for any reason, other than a termination "without cause" as defined in Section 5(d) of the Amended and Restated Employment Agreement between you and the Company dated January 5, 2000 (the "Employment Agreement").

You agree and acknowledge that neither the consummation of the transactions contemplated by the Merger Agreement, including the issuance of Company shares and warrants pursuant thereto, nor the subsequent conversion of such warrants into shares, will result in a "Change in Control" as that term is defined in the Employment Agreement, and that the provisions of Section 12 of the Employment Agreement (including, without limitation subsections (b), (c) and (g) thereof) do not and will not apply in connection with the acquisition and related events.

Sincerely,


Cotelligent, Inc.


By: /s/ Curtis Parker
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ACCEPTED AND AGREED

/s/ James R. Lavelle
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James R. Lavelle